INTERNATIONAL SHIPHOLDING CORPORATION REPORTS FOURTH QUARTER AND YEAR-END 2012 RESULTS

Declares fourth quarter dividend of $0.25 per share

Provides updated 2013 guidance for net income of $10 to $12 million and EBITDA of $63 to $67 million

Mobile, Alabama, February 6, 2013 – International Shipholding Corporation (NYSE: ISH) today announced financial results for the quarter ended December 31, 2012.

Fourth Quarter 2012 Highlights

•
Reported net income of $11.5 million for the three months ended December 31, 2012, which included a non-cash foreign currency exchange gain of $4.7 million and a gain of $12.2 million on the sale of a vessel

•	Closed on the acquisition of U.S. United Ocean Services, LLC (“UOS”) on November 30, 2012

•	As previously announced, acquired a 1999-built Pure Car Truck Carrier which has been deployed on a long-term time charter

•	Invested in four additional mini-bulkers as part of the 25% owned venture which now operates 14 mini-bulkers

•	Declared a fourth quarter dividend of $0.25 per share payable on March 4, 2013, to stockholders of record as of February 19, 2013

Net Income
The Company reported net income of $11.5 million for the fourth quarter of 2012, which included non-operating gains of $4.7 million from its Yen denominated loan and $12.2 million from the sale of a vessel, partially offset by approximately $2.0 million of fees associated with the UOS acquisition.  For the full year 2012, net income was $22 million which included non-operating gains of $5.5 million on the Yen facility and $16.6 million on asset sales. For the full year of 2011, net income was $31.5 million which included a non-monetary gain of $18.8 million on the purchase of the 50% interest in our bulk joint venture entity.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated, “In 2012, we successfully executed our long-standing strategies in three important areas during a challenging environment for the shipping industry. First, we diversified and expanded our fleet to 50 vessels, including the recently closed acquisition of United Ocean Services in the fourth quarter. Second, we increased our fixed revenues by adding long-term contracts with creditworthy customers.  Finally, through transactions involving our Pure Car Truck Carriers, we were able to add a modern vessel to our fleet and enhance our financial flexibility.”

Operating Income
Operating income for the three months ended December 31, 2012, was $10.1 million, which included a $12.2 million gain on the sale of a vessel and approximately $2 million of non-recurring fees associated with the UOS acquisition.  Excluding the gain and non-recurring fees, operating income was essentially breakeven compared to $5.4 million for the comparable 2011 three month period.

Following the acquisition of United Ocean Services, the Company changed its reportable segments and now states results in six segments. The Company’s gross voyage profit representing the operating results of its six reporting segments was $10.7 million compared to $16.9 million in the 2011 three month period.  The comparable results by operating segment are shown below.

	Jones Act	Pure Car Truck Carriers	Rail-Ferry	Dry Bulk Carriers	Specialty Contracts	Other	Total
(All Amounts in Millions)
Fourth Quarter 2012
Gross Voyage Profit	$4.0	$4.6	$0.6	$0.7	$0.3	$0.5	$10.7

Depreciation	($0.9)	($2.4)	($0.7)	($1.7)	($0.5)	$0.0	($6.2)
Gross Profit	$3.1	$2.2	($0.1)	($1.0)	($0.2)	$0.5	$4.5
(After Depreciation)

Fourth Quarter 2011
Gross Voyage Profit	$0.8	$8.1	$1.5	$3.2	$3.3	$0.0	$16.9

Depreciation	($0.4)	($4.1)	($1.0)	($1.3)	($0.5)	($0.0)	($7.3)
Gross Profit	$0.4	$4.0	$0.5	$1.9	$2.8	$0.0	$9.6
(After Depreciation)

Variance
Gross Voyage Profit	$3.2	($3.5)	($0.9)	($2.5)	($3.0)	$0.5	($6.2)
Depreciation	($0.5)	$1.7	$0.3	($0.4)	($0.0)	$0.0	$1.1
Gross Profit	$2.7	($1.8)	($0.6)	($2.9)	($3.0)	$0.5	($5.1)

(See below Exhibit 99.2 to reconcile numbers presented above to GAAP figures.  With the UOS acquisition, the Company has changed its reportable segment results with all prior periods recasted. See Exhibit 99.3 to view the updated profile of reporting segments.  Additionally, the Company’s 2012 10-K filing will provide descriptions of each of the six (6) segments.)

Gross voyage profit for the Jones Act segment reflects one month of UOS operating results and improved results from our molten sulphur carrier.  Gross voyage profit of the Pure Car Truck Carrier (“PCTC”) segment was lower due to a fewer number of vessels operating in this segment as two International Flag PCTCs were sold in the first quarter of 2012, lower supplemental cargo volumes and higher operating lease costs on two U.S. Flag PCTCs.  The results from the Rail-Ferry segment declined due to lower cargo volumes moved during the quarter.  The lower results of the Dry Bulk Carrier segment reflect continuing depressed dry bulk market conditions.  The Specialty Contracts segment reported a decrease in gross voyage profit due primarily to the expiration of the three operating contracts with the Military Sealift Command (“MSC”), which occurred in the first quarter of 2012, and the re-delivery of the ice-strengthened vessel from its MSC contract in September of 2012.  The Company’s other segment reported better results.

Administrative and general expenses were approximately $2.5 million higher for the quarter ended December 31, 2012, compared to the same period in 2011.  The variance was primarily due to non-recurring expenses associated with the UOS acquisition, as well as employee bonus accruals, not accrued during the 2011 comparable period.

Gain on Sale of Other Assets
On October 22, 2012, the Company sold a vessel.  The transaction generated a book reportable gain of $12.2 million.

Interest and Other
Higher interest expense reflects one-time costs associated with the UOS acquisition partially offset by lower outstanding debt service.  During the three month period ended December 31, 2012, the Japanese Yen weakened in relation to the U.S. Dollar from 77.93 to 86.74, producing a current period non-cash exchange gain of $4.7 million.

Balance Sheet
The December 31, 2012, balance sheet reflects the UOS acquisition.  The intangible asset balance of $45.8 million primarily reflects valuation mostly attributable to the contracts of the UOS company.  The goodwill balance of $2.7 million primarily reflects the implied premium paid for the acquisition of UOS.  The Company’s working capital at December 31, 2012, was approximately $12.0 million.  The cash and cash equivalent balance was approximately $19.9 million at year ending December 31, 2012.

Dividend Declaration
The Company’s Board of Directors declared a $0.25 dividend payable on March 4, 2013, for each share of common stock owned on the record date of February 19, 2013.  All future dividend declarations and amounts remain subject to the discretion of the Company’s Board of Directors.

Outlook
The Company’s updated guidance for 2013 of net income between $10 and $12 million and EBITDA between $63 and $67 million reflects a revised lower outlook for the Dry Bulk Carrier segment, the re-delivery of the ice-strengthened vessel from the MSC contract, an additional sale-leaseback transaction and a slowdown in the weakening of the Yen.  The Company currently anticipates that approximately 68% of its 2013 revenues will be generated by fixed contracts.  Capital expenditures for 2013 are currently estimated at approximately $21 million of which approximately $14 million will be expended for regularly scheduled upgrading and maintenance of vessels in the current fleet.  The Company set a $1.00 dividend target for the 2013 fiscal year.

All 2013 outlook figures included in this release exclude the effects of special items, future changes in regulation, the impact of unforeseen litigation or unforeseen events or circumstances that reduce vessel deployment or rates, any changes in operating or capital plans, and any future acquisitions, divestitures, buybacks or other similar business transactions.   For purposes of this outlook section, EBITDA means earnings before interest, taxes, depreciation and amortization.  The payment of future dividends are subject to declaration by the Company’s Board of Directors in its sole discretion.

Conference Call
In connection with this earnings release, management will host an earnings conference call on Thursday, February 7, 2013, at 10:00 AM ET. To participate in the conference call, please dial (888) 211-0193 (domestic) or (913) 312-1417 (international). Participants can reference the International Shipholding Corporation Fourth Quarter and Year-End 2012 Earnings Call or passcode 4877805. Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com. Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through February 14, 2013, at (877) 870-5176 (domestic) or (858) 384-5517 (international). The passcode for the replay is 4877805.

About International Shipholding
ISH, through its subsidiaries, operates a diversified fleet of U.S. and international flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts. www.intship.com

Caution concerning forward-looking statements

Except for the historical and factual information contained herein, the matters set forth in this release, including statements regarding our 2013 guidance, the expected benefits of the UOS acquisition and other statements identified by words such as “estimates,” “expects,” “anticipates,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks and uncertainties, many of which are beyond our control.  Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: our ability to maximize the usage of our newly-purchased and incumbent vessels and other assets on favorable economic terms, including our ability to renew our time charters and contracts when they expire and to maximize our carriage of supplemental cargoes; our ability to effectively handle our leverage by servicing and complying with each of our debt instruments; changes in domestic or international transportation markets that reduce the demand for shipping generally or our vessels in particular; industry-wide changes in cargo freight rates, charter rates, vessel design, vessel utilization or vessel valuations, or in charter hire, fuel or other operating expenses; the possibility that the anticipated benefits from the UOS acquisition cannot be fully realized or may take longer to realize than expected; political events in the United States and abroad, the appropriation of funds by the U.S. Congress, and terrorism, piracy and trade restrictions; the effects of more general factors, such as changes in interest rates, in tax laws or rates, in foreign currency rates, or in general market, labor or economic conditions; and each of the other economic, competitive, governmental, and technological factors detailed in our reports filed with the Securities and Exchange Commission.  You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors nor can we predict the impact of each such factors on our business or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements.  Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which speak only as of the date made.  We undertake no obligation to update or revise for any reason any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com

Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

Non-GAAP Reconciliation
(By Segment)
(All Amounts in Millions)
	Jones Act	Pure Car Truck Carriers	Rail-Ferry	Dry Bulk Carriers	Specialty Contracts	Other	Total

Fourth Quarter 2012
Gross Profit	$3.1	$2.2	($0.1)	($1.0)	($0.3)	$0.5	$4.5

Allocated Overhead	($0.5)	($2.9)	($0.5)	($1.7)	($1.0)	($0.7)	($7.3)
Gain on Sale of Assets	$0.0	$12.2	$0.0	$0.0	$0.0	$0.0	$12.2
*Add Back: Unconsolidated Entities	$0.0	$0.0	$0.0	$0.8	$0.0	$0.0	$0.8
Operating Income (Loss)	$2.6	$11.5	($0.6)	($1.9)	($1.3)	($0.2)	$10.2

Fourth Quarter 2011
Gross profit	$0.4	$4.1	$0.6	$2.0	$2.8	$0.0	$9.9

Allocated Overhead	($0.3)	($1.5)	($0.3)	($0.7)	($1.6)	($0.5)	($4.9)
*Add Back: Unconsolidated Entities	$0.0	$0.0	$0.2	$0.2	$0.0	$0.0	$0.4
Operating Income (Loss)	$0.1	$2.6	$0.5	$1.5	$1.2	($0.5)	$5.4

* To remove the effect of including the results of the unconsolidated entities in Gross Voyage Profit

                                                            Updated Profile of Reporting Segments

Jones Act	Self-Unloading Bulk Carrier (1)
Molten Sulphur Carrier (1)
UOS, LLC (7)
Pure Car Truck Carriers	U.S. Flag Vessels (6)
International Flag Vessel (1)
Rail-Ferry	Rail-Ferry Vessels (2)
Railcar Repair Facility Rail Terminal
Dry Bulk Carriers	Handysize Bulk Carriers (5)
Capesize Bulk Carrier (1)
Handymax Bulk Carrier (1)
25% investment in the venture owning 14 mini-bulkers
Specialty Contracts	Vessels on contract servicing Indonesian mining company (7)
Container Vessels (2)
Multi-Purpose Vessel (1)
Multi-Purpose Ice-Strengthened Vessel (1)
Other	Ancillary Services (primarily brokerage)

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$56,810	$61,814	$243,496	$263,196

Operating Expenses:
Voyage Expenses	45,262	44,367	188,508	192,082
Vessel Depreciation	6,186	7,144	24,366	25,388
Impairment Loss	-	-	-	-
Other Depreciation	23	-	32	-
Administrative and General Expenses	7,373	4,908	23,244	20,961
Gain on Dry Bulk Transaction	-	-	-	(18,844)
Gain on Sale/Purchase of Other Assets	(12,162)	-	(16,625)	-

Total Operating Expenses	46,682	56,419	219,525	219,587

Operating Income	10,128	5,395	23,971	43,609

Interest and Other:
Interest Expense	3,257	2,891	10,409	10,361
Derivative Loss (Gain)	388	(8)	485	101
(Gain) Loss on Sale of Investment	(514)	928	(580)	747
Other Income from Vessel Financing	(572)	(639)	(2,387)	(2,653)
Investment Income	(79)	(115)	(470)	(637)
Foreign Exchange (Gain) Loss	(4,735)	(24)	(5,506)	3,051
	(2,255)	3,033	1,951	10,970

Income Before Provision for Income Taxes and
Equity in Net (Loss) Income of Unconsolidated Entities	12,383	2,362	22,020	32,639

(Benefit) Provision for Income Taxes:
Current	16	149	296	680
Deferred	(53)	-	(453)	-
	(37)	149	(157)	680

Equity in Net Income (Loss) of Unconsolidated
Entities (Net of Applicable Taxes)	(880)	(432)	(215)	(410)

Net Income	$11,540	$1,781	$21,962	$31,549

Basic and Diluted Earnings Per Common Share:

Continuing Operations	$1.60	$0.25	$3.05	$4.42
Basic Earnings Per Common Share:	$1.60	$0.25	$3.05	$4.42

Continuing Operations	$1.60	$0.25	$3.04	$4.40
Diluted Earnings Per Common Share:	$1.60	$0.25	$3.04	$4.40

Weighted Average Shares of Common Stock Outstanding:
Basic	7,203,911	7,140,752	7,195,606	7,131,820
Diluted	7,226,436	7,190,082	7,213,288	7,176,647

Dividends Per Share	$0.250	$0.375	$1.000	$1.500

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	December 31,	December 31,
ASSETS	2012	2011

Cash and Cash Equivalents	$19,868	$21,437
Restricted Cash	8,000	8,907
Marketable Securities	-	12,827
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $100 and $100 in 2012 and 2011:	32,891	20,553
Federal Income Taxes Receivable	-	242
Net Investment in Direct Financing Leases	3,540	6,278
Other Current Assets	8,392	4,411
Notes Receivable	4,383	4,450
Material and Supplies Inventory	11,847	6,020
Total Current Assets	88,921	85,125

Investment in Unconsolidated Entities	12,676	12,800

Net Investment in Direct Financing Leases	13,461	43,837

Vessels, Property, and Other Equipment, at Cost:
Vessels	525,172	581,705
Building	1,211	-
Land	623	-
Leasehold Improvements	26,348	26,128
Construction in Progress	10	20,729
Furniture and Equipment	11,614	9,372
	564,978	637,934
Less - Accumulated Depreciation	(151,318)	(171,820)
	413,660	466,114

Other Assets:
Deferred Charges, Net of Accumulated Amortization	19,892	15,983
Intangible Assets, Net	45,784	3,219
Due from Related Parties	1,709	1,571
Notes Receivable	33,381	37,714
Goodwill	2,700	-
Other	5,509	202
	108,975	58,689

TOTAL ASSETS	$637,693	$666,565

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	December 31,	December 31,
	2012	2011
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$26,040	$36,079
Accounts Payable and Accrued Liabilities	50,896	31,484
Total Current Liabilities	76,936	67,563

Long-Term Debt, Less Current Maturities	211,590	286,014

Other Long-Term Liabilities:
Lease Incentive Obligation	6,150	6,640
Other	80,718	57,153

TOTAL LIABILITIES	375,394	417,370

Stockholders' Equity:
Common Stock	8,632	8,606
Additional Paid-In Capital	86,362	85,830
Retained Earnings	217,654	204,109
Treasury Stock	(25,403)	(25,403)
Accumulated Other Comprehensive Loss	(24,946)	(23,947)
TOTAL STOCKHOLDERS' EQUITY	262,299	249,195

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$637,693	$666,565

INTERNATIONAL SHIPHOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2012	2011

Cash Flows from Operating Activities:
Net Income	$21,962	$31,549
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	24,975	26,391
Amortization of Deferred Charges and Other Assets	11,034	8,954
Deferred Tax Liability	-	-
Gain on Dry Bulk Transaction	-	(18,844)
Impairment Loss	-	-
Non-Cash Stock Based Compensation	1,216	1,801
Equity in Net Income of Unconsolidated Entities	215	410
Distributions from Unconsolidated Entities	-	750
Non-Cash Acquisition of Consolidated Entity	-	-
Gain on Purchase / Sale of Assets	(16,625)	-
(Gain) Loss on Sale of Investments	(580)	747
(Gain) Loss on Foreign Currency Exchange	(5,506)	3,051
Changes in:
Deferred Drydocking Charges	(11,304)	(6,803)
Accounts Receivable	(3,533)	(1,290)
Inventories and Other Current Assets	(2,734)	(1,200)
Other Assets	2,121	669
Accounts Payable and Accrued Liabilities	(6,925)	3,133
Other Long-Term Liabilities	(4,599)	(3,045)
Net Cash Provided by Operating Activities	9,717	46,273

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	3,877	5,583
Acquisition of Frascati Shops Inc and Tower, LLC	(620)	-
Capital Improvements to Vessels and Other Assets	(50,729)	(109,631)
Proceeds from Sale of Assets	225,315	-
Purchase of Marketable Securities	-	(74)
Proceeds from Sale of Marketable Securities	12,433	2,413
Investment in Unconsolidated Entities	(1,000)	(2,545)
Acquisition of Unconsolidated Entity	-	7,092
Net Decrease/(Increase) in Restricted Cash Account	(1,093)	(8,907)
Proceeds from Sale of Unconsolidated Entities	-	526
Acquisition of United Ocean Services, LLC	(112,242)	-
Changes in Other Notes Receivables	239	-
Proceeds from Note Receivables	4,632	4,735
Payments on Related Party Note Receivables	-	-
Net Cash Provided by (Used In) Investing Activities	80,812	(100,808)

Cash Flows from Financing Activities:
Common Stock Repurchase	-	-
Proceeds from Issuance of Debt	137,930	135,330
Repayment of Debt	(220,337)	(66,498)
Additions to Deferred Financing Charges	(1,275)	(1,788)
Common Stock Dividends Paid	(8,416)	(10,981)
Net Cash (Used In) Provided by Financing Activities	(92,098)	56,063

Net (Decrease) / Increase in Cash and Cash Equivalents	(1,569)	1,528
Cash and Cash Equivalents at Beginning of Period	21,437	19,909

Cash and Cash Equivalents at End of Period	$19,868	$21,437